UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 7, 2009

Commission File Number 000-03718

PARK CITY GROUP, INC.
(Exact name of small business issuer as specified in its charter)

Nevada	37-1454128
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3160 Pinebrook Road; Park City, Utah 84098
(Address of principal executive offices)

(435) 645-2000
(Registrant's telephone number)

-------------------------------------------------------------
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On, January 8, 2009, the Registrant announced the hiring of Mark Deuschle as Sr. Vice President.

The following press release announcing this appointment was published January 8, 2009:

Park City Group Appoints Mark Deuschle as Senior Vice President

Consumer Packaged Goods Industry Veteran to Lead New Sales & Marketing Initiative

PARK CITY, Utah--(BUSINESS WIRE)--Park City Group, Inc. (OTCBB:PCYG), a developer of patented retail supply chain solutions and services, today announced that consumer packaged goods industry veteran Mark Deuschle, has joined Park City Group as Sr. Vice President, reporting to CEO, Randall K. Fields.

Deuschle has served as an entrepreneur and senior executive in the greeting card industry for more than 20 years. Deuschle most recently has served as President of Gartner Studios, Stillwater, MN. Gartner Studios serves the social expressions category in both stationery and greeting cards for a variety of national chains and regional Mass, Supermarket, Office Superstore and Craft retailers.

“Given the current economy, I believe the marketplace is ripe for the solutions that the newly expanded Park City Group has to offer to both retailers and manufacturers,” stated Deuschle. “As part of the Park City Group team, an integral part of my role will be to showcase to retailers and suppliers the far-reaching vision and high value of the Company’s products and services.”

Upon the closing of its acquisition of Prescient Applied Intelligence (OTCBB:PPID) next week, Park City Group will become the leading provider of Scan Based Trading (SBT). “I come from an industry that pioneered the use of SBT, a market is in its early stages of development,” Deuschle continued. “The opportunity to expand SBT as a primary way of doing business is enormous. The retail industry now recognizes the advantage of shifting inventory responsibility to suppliers while at the same significantly increase manufacturer and retailer sales.

“The key parties involved in commerce today (manufacturers/retailers) need a neutral third party who can provide category intelligence that allows the parties to operate on a set of principles that deliver an ‘alignment of interests,’ resulting in improved sell through, reduced inventories and out of stocks and most importantly ‘consumer satisfaction.’ I know from my own experience as a manufacturer - along with the dealings I have had with major retail executives - that a solution is desired by both ends of the transaction,” concluded Deuschle.

“Mark adds an important component of retail expertise during this turning point in the history of Park City Group,” commented Randall K. Fields, CEO. “He has the proven talent and skills to not only prospect and develop new business but to also maintain and renew existing relationships. Mark’s deep knowledge of and experience in Scan Based Trading will be most valuable as we actively expand upon our business in that area. We expect to tap all facets of Mark’s expertise as we aggressively expand our marketing outreach and forge new sales opportunities. Our pending acquisition of Prescient Applied Intelligence gives us a unique market position. I am confident that with Mark at the head of our Sales, Account Management and Marketing teams, we will make great strides in strengthening our market position in Scan Based Trading and all of our products and services.”

About Park City Group

Park City Group provides innovative solutions and services that enable retailers and suppliers to work collaboratively to improve profits, efficiencies, and customer service. Our patented solutions provide trading partners a common network on which they can capture, manage, analyze and share critical data, giving them the power to make better and more informed decisions. Upon completion of the acquisition of Prescient, Park City Group will be processing approximately $1.5 billion dollars of Scan Based Trading transactions and helping hundreds of retailers and suppliers reduce their out-of-stocks and thereby increase their sales. To find out more about Park City Group, please visit www.parkcitygroup.com.

Contacts

PR Contact:
Park City Group, Inc.
Courtney Behrens
610-719-1600 x332
cbehrens@prescient.com

or

IR Contact:
Bibicoff & MacInnis, Inc.
Terri MacInnis
818-379-8500
terri@bibimac.com

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 9, 2009	PARK CITY GROUP, INC.

By: /s/ John Merrill
CFO